Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 9 to the Registration Statement on Form S-11 (No. 333-222231) of Nuveen Global Cities REIT, Inc. of our report dated March 29, 2018 relating to the financial statements and financial statement schedule of Nuveen Global Cities REIT, Inc., which appears in this Registration Statement. We also consent to the use in this Registration Statement on Form S-11 of our reports dated December 21, 2017 and January 24, 2018 relating to the financial statements of Kirkland Crossing and Denver Industrial Portfolio, respectively, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Charlotte, NC

July 13, 2018